ADURO CLEAN TECHNOLOGIES INC.

Management Discussion & Analysis

For the three months and year ended May 31, 2024

(Expressed in Canadian Dollars)

Management Discussion and Analysis of Financial Condition and Results of Operations for the three months and year ended May 31, 2024

The following Management Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") of Aduro Clean Technologies Inc. (the "Company") should be read in conjunction with the Company's audited financial statements for the year ended May 31, 2024, and the accompanying notes thereto (the "Financial Statements"), which have been prepared in accordance with International Financial Reporting Standards ("IFRS"). The MD&A has been prepared as of September 11, 2024, pursuant to the disclosure requirements under National Instrument 51-102 - Continuous Disclosure Obligations ("NI 51- 102") of the Canadian Securities Administrators ("CSA").

All dollar amounts are expressed in Canadian dollars. This MD&A contains forward-looking information within the meaning of Canadian securities laws, and the use of non-IFRS measures (the "Non-IFRS Measures"). Refer to "Cautionary Statement Regarding Forward-Looking Statements" and "Cautionary Statement Regarding Certain Non-IFRS Performance Measures" included within this MD&A. This MD&A and the Company's annual audited financial statements and other disclosure documents required to be filed by applicable securities laws have been filed in Canada on SEDARPLUS at www.sedarplus.com. Additional information can also be found on the Company's website at https://adurocleantech.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This MD&A contains "forward-looking statements" that reflect the Company's current expectations and projections about its future results. Forward-looking statements are statements that are not historical facts, and include, but are not limited to: estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, capital raising initiatives, the impact of industry and macroeconomic factors on the Company's operations, and market opportunities; and statements regarding future performance. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements, including those identified by the expressions "considers", "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved", or the negative of these terms or comparable terminology. In this document, certain forward-looking statements are identified by words including "may", "future", "expected", "will", "intends", and "estimates". By their very nature forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. The Company provides no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.

Geopolitical uncertainties and disruptions in supply-chains have cast uncertainty on each of the underlying assumptions. There can be no assurance that they continue to be valid. The situation is dynamic and the ultimate duration and magnitude of the impact on the economy and the financial effect on the Company's business remain unknown at this time. These impacts could include, amongst others, an impact on our ability to receive equipment in a timely fashion due to delays in supply chain, an impact on our ability to obtain debt or equity financing, increased credit risk on receivables, and potential future decreases in revenue or profitability of the Company's ongoing operations.

Forward-looking statements used in this MD&A are subject to various risks, uncertainties, and other factors, most of which are difficult to predict and are generally beyond the control of the Company. These risks, uncertainties and other factors may include, but are not limited to, those set forth under "Risks and Uncertainties" below. Forward looking statements in this MD&A include, but are not limited to, the plans of the Company to implement a business model of licensing, royalties and research and development ("R&D"); the intention of the Company to achieve monetization of its clean energy platform by implementation of its business model, thereby reducing its need for cash while enabling an expedient path to commercialization; the Company's plan to develop commercial partnerships by means of demonstration projects; the Company's plans to capitalize on significant growth potential in the clean energy technology sector through the advancement and commercialization of the Company's proprietary technology; the Company's plans to continue to raise equity financing in order to execute its business plan, maintain a strong capital base and safeguard the Company's ability to continue as a going concern such that it can provide future returns for shareholders and benefits for other stakeholders; the Company's plan to engage potential partners and customers through demonstration projects; and the Company's plan to develop, build and supply a pre-commercial pilot plant as a necessary step in it's commercialization program.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this MD&A or as of the date otherwise specifically indicated herein. Due to risks, uncertainties and other factors, including the risks, uncertainties and other factors identified above and elsewhere in this MD&A, actual events may differ materially from current expectations and projections. In particular, risk that could change or prevent these statements from coming to fruition include, but are not limited to, that the Company may be unable to implement its business model as anticipated or at all due to a variety of reasons, including lack of future financing and capital, changes in technology or due to competition; the Company may be unable to achieve commercialization of its technology for various reasons; the Company may fail to develop significant commercial partnerships and competitors may offer more attractive products or alternatives; the Company may be unable to engage any potential partners or customers through demonstration projects; the Company may be unable to develop, build and supply a pre- commercial pilot plant; the clean energy technology sector may not develop as anticipated or the Company's technology may otherwise become obsolete; and the Company may be unable to raise additional financing in order to advance its business or continue operations until it can generate significant revenues.

The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities law.

The forward-looking statements contained herein are based on information available as of September 11, 2024.

Cautionary Statement Regarding Non-IFRS Performance Measures

This MD&A makes reference to certain Non-IFRS financial measures that are used by management to evaluate the Company's performance which are commonly used by financial analysts in evaluating the financial performance of companies, including companies in the technology industry. Accordingly, we believe that the Non-IFRS Financial Measures may be useful metrics for evaluating the Company's financial performance, as they are measures that we use internally to assess the Company's performance, in addition to IFRS measures. Readers are cautioned that the Non-IFRS Financial Measures do not have a standardized meaning and should not be used in isolation or as a substitute for net (loss) income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with IFRS.

OPERATIONS PROGRESS AND OUTLOOK

The information in this section is forward-looking and should be read in conjunction with the sections entitled "Cautionary statement regarding forward-looking statements" and "Risk Factors".

Aduro's operations plan for calendar years 2022 and 2023 was to enable a significant uplift for its HydrochemolyticTM technology development by moving the technology from lab-scale batch reactors into bench-scale, continuous-flow processing units. These new units support the Company's commercialization program and provide the necessary tools to accelerate stakeholder engagement and the building of a commercial pipeline for its platform technology.

To accommodate its growth, the Company also commenced an expansion of its laboratory facilities in calendar year 2023, which was completed in calendar year 2024. The expanded lab space will increase the Company's pilot space, accelerate its research and scale-up capabilities, host the new continuous flow units, and increase its capacity to host potential customer trials and demonstrations.

As of the date of this MD&A, the status of the facilities and equipment is as follows:

  Continuous-flow reactor for processing end-of-life plastics is operational and generating key data.
  Continuous-flow reactor for upgrading bitumen is operational and generating key data.
  The expanded laboratory facilities in London Ontario are complete and operational.

The Company is well positioned with the necessary tools to realize its calendar year 2024 plans with a focus on expanding stakeholder engagement while advancing the Company's commercialization interests.

The Company's main goals for calendar year 2024 are as follows:

  Complete the project roadmap of the Company's continuous-flow, next generation process system for end-of-life plastic. The development phase for this unit has already started with the project plan, experimentation work, final unit design, and materials and component scoping for the unit expected to be completed in 2024, with procurement, fabrication, and assembly expected in calendar year 2025.
  Continue to progress the ongoing technology evaluation projects, solidifying key relationships, and completing initial project scope in preparation for discussions including expanded project scope and collaboration projects.
  Accelerate and expand its customer and industry partner engagement by continuing to provide technology demonstrations, data analysis, and customer trials, with the aim of increasing service revenue, gaining access to diverse real-life feedstocks and understanding of the unique customer needs, and solidifying a future commercial pipeline of projects.
  Expansion of the Company's strong patent and Intellectual Property portfolio. Continued refinement of chemical and process technology will further enhance company capability to implement and optimize commercial solutions, significantly expanding its intellectual property in the form of proprietary know-how and filings of new patent applications.

BUSINESS PARTNERS AND AGREEMENTS

As part of its strategic planning, the Company has set stakeholder engagement, through technology demonstration, customer trials, and research projects, as one of its key goals to support and advance its commercialization program.

A main component of this strategic approach is connecting with prospective customers on its path towards the commercial development of its technologies through the Company's established Customer Engagement Program ("CEP"). These prospective customers and partners include petrochemical companies, waste management companies, users of plastic goods such as packaging for fast-moving consumer goods, and resource companies.

A primary objective of the customer engagement program is to provide the Company with guidance for the development of its technologies and to access complementary knowledge within the larger, and more established organizations.

The Company's Customer Engagement Program has three successive stages as follows:

  Technology evaluation - prospective customers are evaluating the benefits of our technology.
  Collaboration - prospective customers are provided with a more in-depth understanding of our technology with possible customization for their specific needs.
  Commercialization - customers will commit to commercial projects pursuant to definitive agreements.

Each of the three CEP stages can have multiple phases with varying timelines depending on the agreed scope of work with each participant. While we have been successful with these engagements for the evaluation of our technology so far, and we currently have one engagement in the collaboration stage of the CEP and are in discussions with a number of prospective customers to move to the collaboration stage, we currently do not have any commercial partnership agreements in place. As of the date of this MD & A, there are no guarantees that any subsequent definitive partnership agreements will result from any of our existing relationships with prospective customers.

As of the date of this MD&A, the ongoing stakeholder engagements, including CEP participants, were as follows:

On February 2, 2021, the Company announced that it has entered into discussions with Brightlands Chemelot Campus ("Brightlands"), an international shared innovation community located in Limburg, the Netherlands, to partner and develop the Hydrochemolytic technology for the chemical recycling of waste plastic.

The collaboration's likely objective will be to initiate a project to complete an installation that applies the HCT to demonstrate, on a tons-per-day scale, the conversion of a mixture of waste plastics to useful feedstock for chemical processes. Interest in this project by Brightlands is a result of its comprehensive review of Aduro HCT, which concluded that HCT seems to offer distinct advantages over traditional pyrolysis for bringing a mixture of waste plastics into the circular economy through chemical recycling that generates valuable, high-purity products, such as value-added chemicals or feedstock for the production of new virgin polymers.

Aduro and Brightlands continue to engage in discussions and Aduro is providing regular updates on its operational progress. Both organizations continue to evaluate the optimal strategy and timeline for the potential partnership and related project based on the stage in the development by Aduro of its pilot plant plans.

On March 2, 2023, the Company announced that it entered a partnership with Chemelot Innovation and Learning Labs (CHILL) to execute an experimentation program at the Brightlands Chemelot Campus in Geleen, the Netherlands, with the aim to optimize its next-generation chemical recycling platform and to accelerate the company's path to commercialization. The Company is providing financial support to CHILL through a Platinum Partnership and in return receiving access to skilled researchers, specialized equipment for testing and analysis of data, and additional services including access to CHILL partner events and public relations campaigns. The project is ongoing and is anticipated to be completed by the end of the calendar year 2024.

On March 29, 2022, the Company announced that it has entered a letter of intent with Switch Energy Corp. ("Switch") with the purpose of developing, building, and supplying a pre-commercial pilot plant to convert waste agricultural polyethylene into high-value products. Switch is a recycler and operator participating in Canada's agricultural and industrial film recycling program by owning and operating the largest collection program for agricultural waste in the province of Ontario.

The project is a stage-gated plan with three main phases. The first includes design and development of a pre-processing operation support testing and optimization of feedstock preparation for subsequent upcycling in a configured HCT process system. Next is the design, construction, and commissioning of the pilot plant. In the third phase, the validated designs from the first two will be integrated and upscaled into a post-pilot commercial system. Thorough study and demonstration of HCT technology for upcycling the real-world waste polyethylene was completed in mid-2023, permitting migration of the project into the process development to the continuous-flow reactor where efforts now are directed at finalizing a rigorous model to support engineering of the commercial process.

On October 27, 2022, the Company announced that its joint research project in partnership with the University of Western Ontario ("Western") has been awarded $1.15 million in non-repayable funds by the National Sciences and Engineering Research Council ("NSERC") Alliance and Mitacs Accelerate Grants Program ("Mitacs"). Additionally, over the duration of the project, Aduro will contribute an additional amount of $382,500, for a total project budget of $1.53 million.

The technical objective of this research project is to evaluate the effects of intrinsic and extrinsic contaminants present in plastic feedstocks including food, organic waste, plasticizers, and fillers, under varying conditions to maximize output, quality, and yield. The project also aims to improve pre- and post- processing techniques. This supports Aduro's commercial objective of developing optimal strategies to minimize costs for pre-processing systems that sort and separate waste plastic feedstocks. The project is expected to advance and further augment the implementation of Hydrochemolytic technology for chemical recycling of mixed post-consumer industrial and consumer plastics. All intellectual property generated from the project, which includes know-how, right to protect with patents, and patents themselves, will be owned by Aduro. The project will employ up to 18 professionals all dedicated to Aduro's commercialization program with Aduro communicating on a bi-weekly basis with the Western University team. The project is ongoing and continues to generate relevant data.

On November 3, 2022, the Company announced its successful selection and acceptance into the Shell GameChanger Program to apply Aduro Hydrochemolytic technology for producing sustainable naphtha cracker feedstock from polyethylene, polypropylene, and polystyrene, individually or on a mixed-feed basis. Shell GameChanger is an accelerator program designed to partner with businesses to deliver innovative solutions that have the potential to drastically impact the future of energy and the transition to net-zero emissions.

To support the project, Shell will contribute non-dilutive funding with the contribution payments being spread over six project phases, each phase and associated payment is contingent on meeting the objectives set for the previous phase. In addition, Shell will provide technical expertise to help Aduro develop reliable process designs and optimize the Hydrochemolytic technology for commercial implementation. Shell GameChanger will also mentor Aduro in developing its commercial strategy and market position.

On September 5, 2023, the Company announced that it had passed the project midpoint as part of the Shell GameChanger program and is underway with the tasks outlined for phase four. The tasks outlined for the first three phases involved evaluating the performance of HCT using pure and mixed plastic feeds, measuring the impact of HCT when contaminants are present, and understanding and optimizing the key additives in the process for effectiveness and economics. All three phases achieved results that aligned with mutually agreed performance targets. During phase four, Aduro will be demonstrating the efficiency of HCT process in a continuous flow set-up, focusing on operability and product quality. Additionally, Aduro will be examining how the process transitions from batch to a continuous system and evaluating the 'tunability' to maximize naphtha cracker feed yield.

On October 11, 2023, the Company announced the addition of two new participants to its Customer Engagement Program ("CEP"). The confidential participants are large global petrochemical leaders with significant influence in the chemicals and plastics sector that extends into the global energy market. As part of the paid engagement, the participants will contribute funding to support the work being conducted by Aduro while also providing the opportunity for Aduro to perform analysis and experimentation using diverse waste polymers sourced from different locations and businesses across the world, each with varying compositions and contaminant levels.

On November 30, 2023, the Company announced the expansion of the phase one testing scope with the CEP participant mentioned above. The additional testing included a more diverse range of waste plastic materials, specifically targeting those with higher concentrations of PET, polyurethane, metals, and other challenging contaminants. This testing expansion indicated the participant's interest in assessing the broader capabilities of our technology. The expanded scope provides important data that will support our development and scale-up program as well as increase the respective project funding committed for phase one testing.

On July 30, 2024, the Company announced it entered into a Research and Development (R&D) strategic collaboration phase with the no-longer confidential CEP participant, TotalEnergies SE. This collaboration follows previously announced technical evaluations and underscores the growing interest in the Company's Hydrochemolytic™ Technology (HCT). The Collaboration, which will span over 12 months, will focus on a more diverse range of waste plastic materials, particularly those with higher concentrations of polyolefins, polyurethane, metals, and other challenging contaminants. The project aims to establish process parameters to manage these variable and hard-to-recycle feedstocks, optimize the process design and operating conditions, and lay the groundwork for a commercial process. TotalEnergies will provide both financial and in-kind support, including access to technical resources. This collaboration aims to lay the groundwork for a commercial process, as well as to generate valuable data to assist the Company's technology development.

On March 5, 2024, the Company announced the onboarding of a leading, global multinational food packaging company ("MFP Company") to its CEP. MFP Company operates in over 15 countries and is a prominent player in the global food processing and distribution sector, boasting a portfolio of well‐known brands. At the core of its operations, MFP Company integrates environmental, social, and governance (ESG) principles, focusing on innovation and efficiency. The MFP Company is dedicated to recycling or recovering 90% of its solid waste and aims to reduce plastic use, increase the use of biodegradable and recycled materials, and minimize the use of virgin plastic. The technical evaluation project is focused on assessing the potential of HCT for recycling the MFP Company's plastic waste from food packaging. Through this project, the Company is conducting direct tests of HCT on the specific types of plastic waste produced by MFP Company with the objective of showcasing the technology's effectiveness and gaining a deeper understanding of the unique waste management challenges faced by the food industry. The goal is to highlight the advantages of HCT to MFP Company and develop a customized chemical recycling solution tailored to the specific needs for recycling food packaging plastic waste, positioning HCT as a viable solution for advanced recycling in the food industry.

On March 27, 2024, the Company announced the onboarding of a leading, multinational building materials company ("MBM Company") to our CEP. MBM Company has extensive manufacturing operations across over 20 countries and a global distribution reach. MBM Company is recognized for its vast range of building materials and is dedicated to promoting sustainability through material circularity, emphasizing the recycling and reuse of materials across its product lines. Their extensive product line includes solutions for infrastructure, energy systems, municipal sewer, ventilation, and water treatment. The engagement will begin with a technical evaluation project focused on assessing the potential of HCT for recycling cross- linked polymers, a key material in the client's product range. The test samples will be sourced from waste streams at the client's production facilities.

PRIVATE PLACEMENT

On July 19, 2022, the Company completed a non-brokered private placement pursuant to which it has issued an aggregate of 2,599,579 units, at a price of $0.72 per unit for gross proceeds of $1,871,697. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each full warrant entitles the holder to acquire one common share at a price of $1.00 per common share, for a period of two years from the date the units are issued. If during the exercise period of the warrants, but after the resale restrictions on the shares have expired, the Company's shares trade at or above a closing price of $1.25 per common share on the Canadian Securities Exchange (or such other exchange on which the common shares may be traded at such time) for a period of ten (10) consecutive trading days, the Company may accelerate the expiry time of the Warrants by giving written notice to warrant holders by dissemination of a news release that the warrants will expire on the 30th day from the date of providing such notice. No finders' fees were paid in connection with the closing. The proceeds of the Offering will be used for general working capital purposes.

On April 3, 2023, the Company completed a non-brokered private placement pursuant to which it has issued an aggregate of 4,222,056 units, at a price of $0.93 per unit for gross proceeds of $3,926,512. Each unit is comprised of one common share and one‐half of one common share purchase warrant. Each full warrant entitles the holder to acquire one common share at a price of $1.30 per common share, for a period of two years from the date the units are issued. If during the exercise period of the warrants, but after the resale restrictions on the shares have expired, the Company's shares trade at or above a closing price of $1.60 per common share on the Canadian Securities Exchange (or such other exchange on which the common shares may be traded at such time) for a period of ten (10) consecutive trading days, the Company may accelerate the expiry time of the Warrants by giving written notice to warrant holders by dissemination of a news release that the warrants will expire on the 30th day from the date of providing such notice. The Company paid cash finder's fee of $119,615 and issued 128,617 finder's warrants to certain finders in connection with the Offering. Each finder warrant is exercisable into one share at a price of $1.30 per common share for a period of two years after the closing date.

On June 17, 2024, the Company completed a non-brokered private placement pursuant to which it has issued an aggregate of 2,711,077 units, at a price of $1.30 per unit for gross proceeds of $3,524,400. Each unit is comprised of one common share and one‐half of one common share purchase warrant. Each full warrant entitles the holder to acquire one common share at an exercise price of $1.60 per common share for a period of two years from the date the units are issued. If during the exercise period of the warrants, but after the resale restrictions on the shares have expired, the Company's shares trade at or above a closing price of $1.90 per common share on the Canadian Securities Exchange (or such other exchange on which the common shares may be traded at such time) for a period of ten (10) consecutive trading days, the Company may accelerate the expiry time of the Warrants by giving written notice to warrant holders by dissemination of a news release that the warrants will expire on the 30th day from the date of providing such notice. The Company paid cash finder's fee of $144,054 and issued 74,059 finder's warrants to certain finders in connection with the Offering. Each finder warrant is exercisable into one share at a price of $1.60 per common share for a period of two years after the closing date.

BUSINESS OVERVIEW AND DESCRIPTION

The Company was incorporated in the Province of British Columbia on January 10, 2018, under the Business Corporations Act (British Columbia). On February 12, 2019, the Company's shares commenced trading on the Canadian Securities Exchange ("CSE") under the symbol "DFT". On April 23, 2021, the Company changed its name to "Aduro Clean Technologies Inc." from Dimension Five Technologies Inc. and the Company's shares were re‐listed under the symbol "ACT". On July 20, 2021, the Company's shares commenced trading on the OTCQB and upgraded to the OTCQX on October 31, 2023, in the United States under the symbol "ACTHF" and on July 28, 2021, on the Frankfurt Exchange in Germany under the symbol "9D50". The Company's primary activity is as a holding company and its only holding is the investment in Aduro.

Aduro is an early-stage, Ontario-based clean technology company that has developed a highly flexible chemical recycling platform featuring three water-based technologies: Hydrochemolytic Plastics Upcycling ("HPU"), Hydrochemolytic Bitumen Upgrading ("HBU"), and Hydrochemolytic Renewables Upgrading ("HRU"). As of today, the Company owns through acquisition and development, nine patents, seven granted and two pending.

Aduro's future business model is based principally on licensing, royalties, and research and development. However, the Company is still investigating different business models that may be a better fit to its operations. Monetization of the Aduro Clean Technologies platform through a licensing model reduces the Company's need for capital while enabling a pathway to commercialization that management of the Company believes is relatively straightforward, timely, and capital-efficient.

Aduro is developing customer relationships by means of demonstration projects. Management believes the effectiveness of this strategy has been demonstrated to be very effective for building a pipeline of customer interests and agreements. Among the intended business benefits are developing long term customer and partner relationships, a better understanding of geographical territories behaviors and characteristics and the potential impact of the technology from an environmental, social, and governance (ESG) criteria. Additional benefits are in gaining direct market information and guidelines that helps the Company shape its value proposition and tailor its offering to be most competitive in the market.

In addition to commercial relationships, partnering with organizations such as research partners enable the Company to leverage its capital to expand relationships and projects while advancing the Company's commercialization interests.

For the founders of Aduro, Ofer Vicus, Chief Executive Officer ("CEO"), and Marcus Trygstad, Principal Scientist, the impetus for the formation of Aduro was the vision to develop hydrothermal upgrading technology ("HTU") for upgrading heavy oils. But through scientific research & development efforts, it was discovered that certain principles of HTU could be applied beneficially in the seemingly unrelated fields of plastic and tire rubber upcycling and renewable oil upgrading. This ultimately led to the discovery of the more powerful and versatile Hydrochemolytic technology, HCT, that overcomes severe limitations of HTU and related approaches practiced by others. As the key element of the Aduro technology platform and the basis for the Company's commercialization trusts into plastics upcycling and bitumen upgrading, HCT and its application represent essential "Intellectual Property" in the form of proprietary know-how and nine patents (seven granted and two pending).

The purpose of the Aduro technology platform is to enable commercialization solutions that transform lower-value feedstocks into useful, higher-value chemical feedstocks and fuels. Such solutions offer the possibility for stand-alone implementation, but management believes their greatest economic relevance and impact will be achieved through integration into thermal operation infrastructure at existing plants. Accordingly, Aduro aims to create strategic partnerships to demonstrate and implement the technology through licensing arrangements.

A key strength of the Company's approach is technology versatility that may confer both economic and operational flexibility to minimize implementation risks and costs and maximize implementation speed while adapting to a given customer's specific needs. The following are examples of specific applications, under consideration or being pursued, which illustrate the technology's adaptability:

1) Plastics Upcycling. This application converts waste plastics into feedstocks for producing new plastics or hydrocarbon fuels. Possible implementations may include at (a) existing oil refineries for mass processing of waste plastic and tire rubber into petroleum streams; and (b) small and large waste disposal sites for direct production of fuels and high-value chemical feedstocks, thereby avoiding the negative impact of transportation emissions and reducing the footprint of the landfill in an advanced material processing ecosystem; and (c) manufacturers of plastic products interested in avoiding disposing of volumes of waste cuts into the waste streams.

2) Bitumen Upgrading. Principally directed toward upstream bitumen production operations in Alberta but also may be applied in the 128 petroleum refineries in North America (or the 280 refineries globally) to enhance yields from the bottom-of-the-barrel bitumen output from vacuum distillation units.

3) Upgrading of Corn Distillers Oil. A byproduct from ethanol production, this and other renewable oils may be converted to renewable diesel feedstocks by the application of HCT to produce an intermediate feedstock and the subsequent conversion of the latter by thermocatalytic deoxygenation ("TCD"), also developed and patented by Aduro. Besides integration into the backend of plants that produced ethanol from corn, this process may be applied to renewable oils from crushed oil seed operations, beef and poultry processing plants. It also may be integrated with existing biodiesel plants to produce renewable feedstocks for diesel and other specialty chemicals.

Aduro has completed a larger laboratory facility in London, Ontario. The new 4000 sq. ft. site is used to support the advancement of the Company's commercialization efforts including the CEP, technology demonstration to potential customers, and research and development of new technologies to expand the Aduro technology platform.

TECHNOLOGY DESCRIPTION

Aduro's mission is to develop and commercialize applications based on its novel, patent-protected Hydrochemolytic platform that enables the transformation of lower-value feedstocks into higher-value chemicals and fuels. In doing so, the Company believes it addresses important and pressing issues faced by the global community. Originally conceived to radically enhance aspects of petroleum processing, the patent protected technology is based on leveraging unique properties of water to achieve two important outcomes. First is the transformation of intractable post-consumer plastics and tire rubber, as well as renewable oils and bitumen, into manageable liquid intermediates. Then follows their stabilization by the generation of a latent form of hydrogen derived from cheap, non-petroleum sources such as biomass ("H- source"). This second step performs the function of decades-old processes that rely on fossil-fuel-derived molecular hydrogen applied at elevated temperatures and pressure in the presence of expensive catalysts. By contrast, HCT activates the renewable H-source under significantly milder conditions without the requirement for such catalysts.

In contrast with traditional approaches designed to process petroleum feedstocks, the Aduro HCT is highly efficient, operating at relatively low temperatures. This makes it significantly more environment-friendly than established alternatives like energy-intensive pyrolysis, water mediated pyrolysis, or gasification. It is also highly configurable, supporting stand-alone, distributed deployment on smaller scales in remote locations or integration with existing operations, from biodiesel and ethanol plants to facilities for waste collection and recycling, to petrochemical plants. Although the conversion of non-petroleum feedstocks could reduce the demand for oil, Aduro technology also offers the possibility for crude oil upgrading that is greener and cleaner. Instead of being a single-purpose technology, Aduro Hydrochemolytic chemical recycling platform solutions can be applied in multiple ways that have a reduced operational and environmental footprint, compared with traditional approaches. Equally important, it also reduces the environmental impact associated with petroleum production and processing, landfilling, waste incineration and gasification, and unscrupulous dumping in the oceans.

The core Hydrochemolytic technology developed by the Company's team of experienced scientists and engineers is highly versatile. Through their ingenuity and knowledge, they have enhanced and tuned it to address problems in three important techno-commercial sectors.

1. Hydrochemolytic Plastics Upcycling

Aduro's patented Hydrochemolytic Technology can process a wider range of plastic that would otherwise end up in landfills or be incinerated, thereby regenerating higher volumes of waste plastics. The application of HCT to waste polyethylene (PE) and polypropylene (PP) can generate high-quality feed for naphtha crackers that produce starting materials for platform chemicals and more plastics. Polystyrene (PS), which is problematic for some chemical recycling technologies, also can be converted to valuable chemicals that include the starting material used to make PS. All of this reduces the demand for plastics produced from petroleum and carbon emissions from incineration of plastics. A significant portion of this waste, such as mixed plastic waste and contaminated packaging films, cannot be recycled mechanically and is either incinerated or discarded in the environment. Our regenerative chemical recycling technology picks up where mechanical recycling leaves off. It can convert difficult-to-recycle plastic waste into useful platform chemicals, feedstocks for the production of more plastics in a circular regime, and transportation fuels.

2. Hydrochemolytic Bitumen Upgrading

Aduro's Hydrochemolytic Technology also improves the quality and value of bitumen to greatly reduce the requirement for diluent so that producers can increase their profitability. The relatively low operating temperatures reduce energy requirement and associated carbon emissions, keeping them out of the atmosphere. HCT efficiently deconstructs the heavy components into lighter molecules. It does so without relying on the common technique of cracking at elevated temperatures, nor is it a hydrothermal approach or one that uses supercritical water. Instead, HCT involves chemical conversion. It works with water at lower temperatures through chemical reactions that selectively cut components like heavy asphaltenes into smaller pieces and then stabilizes them. This lowers viscosity and density to reduce or eliminate the requirement for dilution. Beyond that, HCT-upgraded bitumen also has lower values for sulfur, metals, and acid number. Metals recovered through HCT-based upgrading, which include nickel and vanadium, potentially may generate additional revenue as high-value commodities for diverse applications including power-grid energy storage batteries.

3. Hydrochemolytic Renewables Upgrading

Unlocking the hydrocarbon content of seeds or fruit of plants offers the possibility to reduce the demand for "below surface" crude oil (petroleum). But that is not easy because of the way oxygen is bound up in renewable oils. Removing that oxygen is necessary to maximize their usefulness as feedstocks for chemicals and fuels. The challenge is to do quickly what happened in the geological time frames that eliminated oxygen from petroleum. Chemical reactions that selectively eliminate oxygen from renewable oils produce high purity hydrocarbons that can serve as feedstocks for fuels and chemicals normally produced from petroleum. The process can be configured for stand- alone operation or integrated with existing biofuel operations to increase their efficiency.

SELECTED FINANCIAL INFORMATION

The Company prepares its financial statements in accordance with IFRS, and the fiscal year end of the Company is May 31.

The financial information and key performance indicators referenced below are used by the Company's management and directors in evaluating the performance of the Company and assessing the business. These indicators, IFRS and the Non-IFRS Financial Measures are typically used by similar companies operating in this technology industry.

FINANCIAL POSITION AND OPERATIONS

The following should be read in conjunction with the Company's audited financial statements for the year ended May 31, 2024, for a comprehensive overview and understanding of the financial position and operations of the Company.

The following table presents selected financial information of operations for the three months and year ended May 31, 2024, and 2023.

	Three months ended May 31, 2024	Three months ended May 31, 2023	Year ended May 31, 2024	Year ended May 31, 2023
Revenue	$102,250	$51,339	$337,516	$109,629
Research and development	773,829	546,643	2,681,947	1,780,446
Other Operating Expenses	941,984	676,821	3,610,488	2,289,343
Share-based compensation expense	178,656	425,993	1,479,430	1,903,157
Other items - loss	-	-	2,512	-
Net loss and comprehensive loss	(1,792,219)	(1,598,118)	(7,436,861)	(5,863,317)

In the Financial Statements, the above selected financial information of operations are classified based on function and the share-based compensation amount is included in research and development and general and administrative.

As the Company is an early-stage business, it has a limited history of operations and as expected has not generated significant revenue. The revenue of $102,250 and $337,516 for three-month period and year ended May 31, 2024, respectively, related to revenue earned following the completion of services pursuant to customer engagement programs for execution of a proof of concept and evaluation of the Company's HPU technology. The Company's ability to generate future revenue depends on the ability to attract and retain adopters and users of its technology. The Company's current financial position is reflective of an early-stage business in the process of raising capital for product research and development, business development, advisory, promotions, and operations.

The Company has granted options and Restricted Share Units ("RSUs") to purchase common shares of the Company to various employees, officers, directors and advisors of the Company. An expense of $178,656 and $1,479,430 for the three-month period and year ended May 31, 2024, respectively, were recognized to reflect the vesting schedule of these options and RSUs.

For the three-month period ended May 31, 2024, the Company's operating expenses were $1,715,813 of which $773,829 was for research and development, $123,895 for depreciation and amortization, $3,930 for finance and interest costs, $810,500 for general and administrative expenses, and $3,659 for foreign exchange expense. For the three-month period ended May 31, 2023, the Company's operating expenses were $1,223,464 of which $546,643 was for research and development, $58,227 for depreciation and amortization, $3,841 for finance and interest costs, $611,724 for general and administrative expenses, and

$3,029 for foreign exchange expense.

Depreciation and amortization was $123,895 for the three-month period ended May 31, 2024 compared to

$58,227 for the for the three-month period ended May 31, 2023, with the increase due to an increase in property and equipment, increasing 36% over the 12-month period from May 31, 2023. Finance costs were

$3,930 for the three-month period ended May 31, 2024, compared to $3,841 for the three-month period ended May 31, 2023, with the increase due to higher lease finance charges related to the London office and laboratory lease commencing in May 2022.

General and administrative expenses were $810,500 for the three-month period ended May 31, 2024, compared to $611,724 for the three-month period ended May 31, 2023. Included in general and administrative expenses were conference costs that decreased from $21,896 in the three-month period ended May 31, 2023, to $17,702 for the three-month period ended May 31, 2024, and professional fees that have decreased from $137,655 in the three-month period ended May 31, 2023, to $132,230 for the three- month period ended May 31, 2024. Offsetting these decreases, was an increase of $85,690 in investor relation and communication costs due to the engagement of Arrowhead Business and Investment Decision in May 2023 and Outside the Box Capital Inc. in July 2023 for investor relations services with both engagements being effective at May 31, 2024, an increase of $105,744 in salary and related costs due to increased corporate personnel with the addition of the Company's chief revenue officer and senior accountant in September 2024 and increased cost related to the Company's employee benefits plan and the Ontario Employee Health Tax, an increase of $12,225 in office and general, an increase of $27,662 in transfer agent and filing fees due to increased cost related to the Company's listing on the OTCQX in October 2023 and increased transfer agent activity related to warrant exercises, and an increase of $4,919 in travel costs.

Research and development expenses were $773,829 for the three-month period ended May 31, 2024, compared to $546,643 for the three-month period ended May 31, 2023, with the increase due to higher project related costs of $29,258 due to increased laboratory activity, and increased laboratory and operations personnel, salary and related costs of $99,587 due to the addition of six personal to the operations team throughout fiscal year 2024, and professional fees related to patent development of $110,155 due increased costs related to patent filings and protection, and all of which reflect the increased activity in research and development projects.

For the year ended May 31, 2024, the Company's operating expenses were $6,292,435 of which $2,681,947 was for research and development, $431,153 for depreciation and amortization, $13,299 for finance and interest costs, $3,155,845 for general and administrative expenses, and $10,191 for foreign exchange expense. For the year ended May 31, 2023, the Company's operating expenses were $4,069,789 of which

$1,780,446 was for research and development, $151,313 for depreciation and amortization, $17,628 for finance and interest costs, $2,114,207 for general and administrative expenses, and $6,195 for foreign exchange expense.

Depreciation and amortization was $431,153 for the year ended May 31, 2024 compared to $151,313 for the for the year ended May 31, 2023, with the increase due an increase in property and equipment, increasing 36% over the 12-month period from May 31, 2023. Finance costs were $13,299 for the year ended May 31, 2024, compared to $17,628 for the year ended May 31, 2023, with the decrease due to lower interest resulting from the settlement of the vehicle loan on October 6, 2023, and the reduced outstanding balance of the BDC loan which was paid off in full on May 8, 2024.

General and administrative expenses were $3,155,845 for the year ended May 31, 2024, compared to $2,114,207 for the year ended May 31, 2023. Included in general and administrative expenses were travel costs that decreased from $216,325 in the year ended May 31, 2023, to $204,732 for year ended May 31, 2024. Offsetting this decrease, was an increase of $272,911 in investor relation and communication costs due to the engagement of Arrowhead Business and Investment Decision in May 2023 and Outside the Box Capital Inc. in July 2023 for investor relations services with both engagements being effective at May 31, 2024, an increase of $366,565 in salary and related costs due to increased corporate personnel with the addition of the Company's chief revenue officer and senior accountant in September 2024 and increased cost related to the Company's employee benefits plan and the Ontario Employee Health Tax, an increase of $248,987 in office and general due to increased costs related to advertising expenses for corporate videos and articles, utilities expenses, rent expense, recruitment costs, website and graphic design costs, and insurance cost, an increase of $38,028 in conferences, an increase of $49,492 in transfer agent and filing costs due to increased cost related to the Company's listing on the OTCQX in October 2023 and increased transfer agent activity related to warrant exercises, and an increase of $45,893 in professional fees due to increased cost related to additional tax services, the establishment of the Company's European subsidiary, increased accounting, payroll, and legal expenses.

Research and development expenses were $2,681,947 for the year ended May 31, 2024, compared to $1,780,446 for the year ended May 31, 2023, with the increase due to higher project related costs of $340,284 due to increased laboratory activity, increased laboratory and operations personnel, and increased cost related to the completion of the London laboratory, salary and related costs of $448,862 due to the addition of six personal to the operations team throughout fiscal year 2024, professional fees related to patent development of $91,688, and payments to research partners of $20,666 due increased costs related to patent filings and protection, and all of which reflect the increased activity in research and development projects.

The summary of the quarterly financial results for the available periods are included in the table below.

	May 31, 2024 $	February 29, 2024 $	November 30, 2023 $	August 31, 2023 $	May 31, 2023 $	February 28, 2023 $	November 30, 2022 $	August 31, 2022 $
Revenues	102,250	103,628	73,093	58,545	51,339	58,290	-	-
Loss attributable to owners	(1,792,219)	(1,996,876)	(2,077,458)	(1,570,322)	(1,598,118)	(1,845,913)	(1,185,424)	(1,233,862)
Loss per share basis	(0.03)	(0.03)	(0.03)	(0.025)	(0.03)	(0.03)	(0.02)	(0.02)

The quarterly results are reflective of an early-stage business in the process of raising capital for product research and development, business development, advisory, promotions, and operations.

LIQUIDITY AND CAPITAL RESOURCES

As at May 31, 2024, the Company's capital resources were $6,356,218 made up as follows:

Share capital	$22,477,986
Warrant reserve	1,328,901
Contributed surplus	5,445,407
Accumulated deficit	(22,896,076)
Total capital resources	6,356,218

During the year ended May 31, 2024, the Company generated cash of $5,345,848 from capital raised from the exercise of 645,174 February 2021 Share Warrants were exercised at an exercise price of $0.50, 1,779,476 April 2021 Share Warrants were exercised at an exercise price of $0.50, 3,309,382 April 2022 Share Warrants were exercised at an exercise price of $1.00, 56,945 July 2022 Share Warrants were exercised at an exercise price of $1.00, 117,500 April 2023 Share Warrants were exercised at an exercise price of $1.30, 135,742 April 2022 Finder Warrants were exercised at an exercise price of $1.00, 1,750 April 2023 Finder Warrants were exercised at an exercise price of $1.30, 225,000 options were exercised at an exercise price of $0.75, 75,000 options were exercised at an exercise price of $1.05, 75,000 options were exercised at a price of $0.65, 44,000 options were exercised at an exercise price of $0.72, 43,500 options were exercised at an exercise price of $1.00, 150,000 options were exercised at an exercise price of

$0.70, and 150,000 granted Restricted Share Units vested.

During the year ended May 31, 2023, the Company generated cash of $2,906,899 from capital raised from the exercise of 2,402,403 share purchase warrants at $0.50, the exercise of 1,752,684 share purchase warrants at $0.80, the exercise of 68,875 finder warrants at $0.30, the exercise of 109,860 finder warrants at $0.80, and the exercise of 300,000 options at $0.65. The non-brokered private placements completed in July 2022 and April 2023, resulted in the issue of 2,599,579 units (common shares and warrants) at a price of $0.72 per unit and 4,222,056 units at a price of $0.93 per unit respectively for gross proceeds of

$1,871,697 and $3,926,512 respectively.

Subsequent to May 31, 2024, 21,606 share purchase warrants were exercised at an exercise price of $0.50, 1,100,416 share purchase warrants were exercised at an exercise price of $1.00, 250,521 share purchase warrants were exercised at an exercise price of $1.30, 262,500 share purchase warrants were exercised at an exercise price of $1.60, 20,000 options were exercised at an exercise price of $1.00, and 67,000 options were exercised at an exercise price of $1.49 for total gross proceeds of $1,976,727. Cash generated from the exercise of warrants and options will be an important ongoing source of capital for the Company.

The continuing operations of the Company are dependent upon generating profitable operations and obtaining funding, as required, to allow the Company to achieve its business objectives. The Company intends to continue to raise equity financing in order to execute its business plan, maintain a strong capital base; and safeguard the Company's ability to continue as a going concern, such that it can in the future provide returns for shareholders and benefits for other stakeholders.

WORKING CAPITAL

The following table presents selected financial information of the Company's working capital as at May 31, 2024 and May 31, 2023:

	May 31, 2024	May 31, 2023
Cash and cash equivalents	$2,814,576	$4,046,634
Deposits and prepaid expenses	341,244	392,114
Trade and other receivables	328,277	464,906
Deferred transaction costs	218,480	-
Trade payable and other current liabilities	(461,947)	(455,048)
Lease liability - current portion	(40,356)	(34,765)
Current portion of debt	-	(27,478)
Working Capital	3,200,274	4,386,363

The Company defines working capital as current assets less current liabilities and the working capital balance as at May 31, 2024 was $3,200,274 compared to $4,386,363 as at May 31, 2023. Working capital has decreased by $1,186,089 due to $5,345,848 of cash generated by the issue of common shares from the exercise of warrants and options during the period, offset by $5,142,943 of cash used in operating activities and $1,147,805 used in the acquisition of new equipment and leasehold improvements related to the new laboratory facilities in London Ontario during the year ended May 31, 2024.

As at May 31, 2024, the maturity of the Company's obligations are as follows:

		Due prior to
	Amount $	2025 $	2026 $	2027 $	2028+ $
Trade payables and other current liabilities	461,947	461,947	-	-	-
Lease liability	138,585	40,356	44,136	48,627	5,467
Total expected maturities	600,533	502,303	44,136	48,627	5,467

The Company does not expect to generate positive cash flow from operations for the foreseeable future due to additional R&D expenses and operating expenses associated with supporting these activities. It is expected that negative cash flow from operations will continue until such time, if ever, that the Company achieve the necessary conditions for regulatory approval and as a result commercialize any of its products under development and/or obtains revenue from any such products or services that exceeds the Company's expenses.

Subsequent to May 31, 2024, the Company completed a non-brokered private placement pursuant to which it has issued an aggregate of 2,711,077 units, at a price of $1.30 per unit for net proceeds of $3,348,919. Additionally, 21,606 share purchase warrants were exercised at an exercise price of $0.50, 1,100,416 share purchase warrants were exercised at an exercise price of $1.00, 250,521 share purchase warrants were exercised at an exercise price of $1.30, 262,500 share purchase warrants were exercised at an exercise price of $1.60, 20,000 options were exercised at an exercise price of $1.00, and 67,000 options were exercised at an exercise price of $1.49 for total gross proceeds of $1,976,727.

Based upon the available cash and cash equivalents balance of $2,814,576 as at May 31, 2024, and the net proceeds of $5,325,646 from the non-brokered private placement, and the exercise of warrants and options subsequent to May 31, 2024, the Company believes it has sufficient working capital to meet its obligations for the next twelve months.

SUMMARY OF OUTSTANDING SHARE DATA

As at the date of the MD&A, the following table shows the number of issued and outstanding common shares and exercisable securities presented on the basis of one (1) post-consolidation share for three and one quarter (3.25) pre-consolidation shares which became effective on August 20, 2024:

	Exercise price	Expiry date	Number of securities
Common shares			27,225,729
Share purchase warrants	$ 1.625	February 4, 2025	265,582
Share purchase warrants	$ 1.625	April 23, 2025	318,122
Share purchase warrants	$ 4.225	April 3, 2025	539,940
Share purchase warrants	$ 4.225	April 3, 2025	35,434
Share purchase warrants	$ 5.200	June 17, 2026	336,337
Share purchase warrants	$ 5.200	June 17, 2026	22,789
Stock options	Average exercise price of $3.6582	Various dates up to June 20, 2032.	3,254,341
Total outstanding			31,998,274

OFF-BALANCE SHEET ARRANGEMENTS

The Company does not currently have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future adverse effect on its financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

SUBSEQUENT EVENTS

Private Placement

On June 17, 2024, the Company completed a non-brokered private placement pursuant to which it has issued an aggregate of 2,711,077 units (each, a "June 2024 Unit"), at a price of $1.30 per June 2024 Unit for gross proceeds of $3,524,400. Each June 2024 Unit is comprised of one common share and one‐half of one common share purchase warrant (the "June 2024 Share Warrant"). Each June 2024 Share Warrant entitles the holder to acquire one common share at an exercise price of $1.60 per common share for a period of two years from the closing date. The warrants are also subject to an acceleration right held by the Company if the shares have a closing price of $1.90 or greater per common share on the Canadian Securities Exchange (or such other exchange on which the common shares may be traded at such time) for a period of ten (10) consecutive trading days at any time from the date that is four months and one day after the closing date. The Company paid cash finder's fee of $144,054, all of which were recorded as share issuance costs, and issued 74,059 finder's warrants (the "June 2024 Finder Warrants") to certain finders in connection with the Offering. Each June 2024 Finder Warrant is exercisable into one share at a price of $1.60 per common share for a period of two years after the closing date.

Stock Options

On August 6, 2024, the Company granted 2,685,000 stock options (the "Options") to purchase up to 2,685,000 common shares in the capital of the Company to certain directors, officers, employees, and a consultant of the Company in accordance with the Company's omnibus equity incentive plan. The options are exercisable for a period of five years from the date of grant at a price of $2.00 per common share. The Options will vest on a monthly basis over a period of two years from the date of grant. All 2,685,000 of the Options and the common shares underlying such Options are subject to a hold period of four months and one day from the date of issuance.

Exercise of options and warrants

Subsequent to May 31, 2024, 21,606 share purchase warrants were exercised at an exercise price of $0.50, 1,100,416 share purchase warrants were exercised at an exercise price of $1.00, 250,521 share purchase warrants were exercised at an exercise price of $1.30, 262,500 share purchase warrants were exercised at an exercise price of $1.60, 20,000 options were exercised at an exercise price of $1.00, and 67,000 options were exercised at an exercise price of $1.49 for total gross proceeds of $1,976,727. The number of share purchase warrants and options exercised, and the respective exercise prices are presented on a pre- consolidation basis.

Conversion of Class B Special Warrants

On August 14, 2024, the Company's Class B Special Warrants were automatically converted into common shares for no additional consideration upon the achievement of the SM in the SEA between the Company and Aduro Energy Inc. dated October 22, 2020, as amended (see Note 12). As a result of the conversion, the Company issued an aggregate of 4,102,563 post-Consolidation Shares.

Share Consolidation

On August 20, 2024, the Company consolidated its common shares on the basis of one (1) post- consolidation share for three and one quarter (3.25) pre-consolidation shares (the "Consolidation"). The Consolidation became effective at the opening of the market on August 20, 2024. The Company's trading symbol, "ACT", remained the same following the Consolidation. Prior to the Consolidation, a total of 88,316,467 shares were issued and outstanding. Accordingly, upon the Consolidation becoming effective, a total of 27,174,361 shares were issued and outstanding.

TRANSACTIONS BETWEEN RELATED PARTIES

Key management personnel are those persons that have authority and responsibility for planning, directing and controlling the activities of the Company, directly and indirectly, and by definition include all the directors and officers of the Company.

During the three months and years ended May 31, 2024, and 2023, compensation of key management personnel was as follows:

	Three months ended	Three months ended	Year ended	Year ended
	May 31, 2024 $	May 31, 2023 $	May 31, 2024 $	May 31, 2023 $
Salary and related costs	173,917	116,326	632,627	444,944
Professional fees	120,001	142,844	505,337	511,378
Share-based compensation expense	262,825	353,400	766,132	904,170
	556,743	612,570	1,904,096	1,860,492

As at May 31, 2024 and May 31, 2023, due to related parties was comprised of the following:

	May 31, 2024 $	May 31, 2023 $
Due to key management personnel	75,939	33,587
Due from key management personnel	78,853	78,073

The amount due from key management personnel are due from the Company's Chief Executive Officer and are unsecured, non-interest bearing and have no specific terms of repayment.

The amount due to key management personnel relate to salaries and related costs incurred prior to May 31, 2024, and paid after May 31, 2024.

FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

The Company's financial instruments are exposed to a variety of financial risks, which periodically include credit risk, liquidity risk, foreign exchange risk and interest rate risk which could impact the results of operations and financial position. The financial instruments and the financial risk management of these financial instruments of the Company are described in Note 20 of the audited financial statements for the year ended May 31, 2024.

The Company has exposure to credit risk, liquidity risk, market risk, foreign exchange rate risk, interest rate risk, and inflation risk. The board of directors has the overall responsibility for the oversight of these risks and reviews the Company's policies on an ongoing basis to ensure that these risks are appropriately managed. The significant financial risk management policies of the Company are described in the audited financial statements for the year ended May 31, 2024.

CRITICAL ACCOUNTING POLICIES, ESTIMATES, AND JUDGMENTS

The preparation of financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Estimates and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The critical accounting estimates used by the Company are described in Note 4 in the audited financial statements for the year ended May 31, 2024. These critical judgments, estimates and assumptions in applying the Company's accounting policies could result in a material effect on actual results and in the next financial year on carrying amounts of assets and liabilities.

NEW STANDARDS, AMENDMENTS, AND INTERPRETATIONS ADOPTED AND UNADOPTED

There are no new interpretations or amendments not yet adopted that the Company expects will have a material impact on the consolidated financial statements.

RISKS FACTORS

There are a number of risks that may have a material and adverse impact on the future operating and financial performance of the Company and could cause the Company's operating and financial performance to differ materially from the estimates described in the forward-looking statements relating to the Company. These include widespread risks associated with any form of business and specific risks associated with the Company's business and its involvement in the clean energy technology industry. Management of the Company considers the following risks to be most significant for potential investors in the Company, but such risks do not necessarily comprise all those associated with an investment in the Company.

This section describes risk factors identified as being potentially significant to the Company. Additional risk factors may be included in other documents previously disclosed by the Company.

In addition, other risks and uncertainties not discussed to date or not known to management could have material and adverse effects on the valuation of the Company's securities, existing business activities, financial condition, results of operations, plans and prospects. An investment in securities of the Company involves significant risks, which should be carefully considered by prospective investors before purchasing such securities.

In addition to the other information set forth elsewhere in this MD&A, the following risk factors should be carefully considered when considering risks related to Aduro's business.

The Company is an early-stage technology business

The Company's strategy is to focus on developing its clean energy technology platform. The Company's technology platform is an early-stage technology platform developed to upgrade renewable oils, waste plastics, rubber, and Bitumen into higher value products. The Company has invested and continues to invest a significant portion of its resources into this segment and will need to raise additional financing to pursue its business strategy. As with other comparable early-stage technology businesses, the Company faces the risks of product and technology failure, unforeseen research and development delays, weak market acceptance, possible change in government regulatory and competition from new entrants. Realization of any of these risks could have a significant negative impact on the Company's anticipated future cash flows and its growth strategy.

Limited operating history and no assurance of profitability

The Company is a start-up business with a limited operating history and no established brand recognition. The Company will be subject to all the business risks and uncertainties associated with any new business enterprise, including the risks that it will not establish a market for its services, achieve its growth objectives or become profitable. The Company anticipates that it may take several years to achieve cash flow from operations. There can be no assurance that there will be demand for the Company's products or services or that the Company will ever become profitable.

Liquidity concerns and future financing requirements

The Company is in the development phase and has not generated any substantial revenue. It will likely operate at a loss until its business becomes established and will require additional financing to fund future development of its technology and operations. The Company's ability to secure any required financing to sustain its operations will depend in part upon prevailing capital market conditions, as well as the Company's business success. There can be no assurance that the Company will be successful in its efforts to secure any additional financing or additional financing on terms satisfactory to it. If additional financing is raised by issuing common shares from treasury, control of the Company may change, and shareholders will suffer additional dilution. If adequate funds are not available, or are not available on acceptable terms, the Company may be required to scale back its business plan or cease operating.

Operational risks

The Company will be affected by several operational risks against which it may not be adequately insured or for which insurance is not available, including pandemics such as COVID-19; catastrophic accidents; fires; changes in the regulatory environment; impact of non-compliance with laws and regulations; labor disputes; natural phenomena such as inclement weather conditions, floods, earthquakes and ground movements. There is no assurance that the foregoing risks and hazards will not result in damage to, or destruction of, the Company's premises, personal injury or death, environmental damage, resulting in adverse impacts on the Company's operations, costs, monetary losses, potential legal liability and future cash flows, earnings and financial condition. Also, the Company may be subject to or affected by liability or sustain loss for certain risks and hazards against which it cannot insure or which it may elect not to insure because of the cost. This lack of insurance coverage could have an adverse impact on the Company's future cash flows, earnings, results of operations and financial condition.

Technology risk

The Company's products and services are dependent upon advanced developments in its technologies which are susceptible to the impact of rapid technological change. There can be no assurance that the Company's products and services will not be seriously affected by, or become obsolete as a result of, such technological changes. Further, some of the Company's services are currently under development and there can be no assurance that these development efforts will result in a viable product or service as conceived by the Company or at all.

Competition

The clean energy technology industry is highly competitive, and the Company competes with a substantial number of companies that have greater financial, technical and marketing resources. As such, the Company is exposed to competition which could lead to loss of contracts or reduced margins and could have an adverse effect on the Company's business.

The Company's competitors may offer better solutions or value to the Company's prospective customers or substantially increase the resources devoted to the development and marketing of products and services that compete with those of the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company in the markets in which it operates will not have a material adverse effect on the Company's business. If the Company's competitors are successful in offering better pricing, service or products than the Company, this could render the Company's product and services offerings less desirable to merchant customers, resulting in the loss of merchant customers or a reduction in the price it could earn for its offerings.

Dependence on personnel

The Company's future success depends substantially on the continued services of its executive officers and its key development personnel. If one or more of its executive officers or key development personnel were unable to or unwilling to continue in their present positions, the Company might not be able to replace them easily or at all. In addition, if any of its executive officers or key employees joins a competitor or forms a competing company, the Company may lose know-how, key professionals and staff members.

Commodity prices

The potential profitability of the Company's operations will be significantly affected by changes in the market price of various renewable fuels and other commodity prices. The level of interest rates, the rate of inflation, world supply of these minerals and stability of exchange rates can all cause significant fluctuations in renewable fuel and other commodity prices. Such external economic factors are in turn influenced by changes in international investment patterns and monetary systems and political developments. The price of diesel fuel has fluctuated widely in recent years, and future significant price declines could cause continued commercial production to be impracticable. Depending on the price of diesel fuels, potential cash flow from future operations may not be sufficient. Market fluctuations and the price of renewable fuels may render refining uneconomical. Short-term operating factors relating to the production of renewable fuels, such as the increased feedstock costs or drop in renewable fuel prices, could cause a proposed refining operation to be unprofitable in any particular period.

Volatility of common share price

The Company's common shares are listed for trading on the CSE. As such, factors such as announcements of quarterly variations in operating results, revenues, costs and market conditions in the clean energy technology industry may have a significant impact on the market price of the Company's common shares. Global stock markets, including the CSE, have from time-to-time experienced extreme price and volume fluctuations that have often been unrelated to the operations of particular companies. The same applies to companies in the technology and marketing sectors. There can be no assurance that an active or liquid market will develop or be sustained for the Company's common shares.

Dividends

The Company has not paid dividends to its shareholders in the past and does not anticipate paying dividends in the foreseeable future. The Company expects to retain its earnings, if any, to finance growth.

Failure to develop or market products or services

Given the highly competitive and rapidly evolving alternative energy technology environment the Company operates in, where the Company's products and services are subject to rapid technological change and evolving industry standards, it is important for the Company to constantly enhance its existing product offerings, as well as develop new product offerings to meet strategic opportunities as they evolve. The Company's ability to enhance its technologies, products, and services and to develop and introduce new innovative products and services to keep pace with technological developments and industry standards and the increasingly sophisticated needs of its clients and their customers will significantly affect its future success.

The Company's future success depends on its commercialization of the Company's technology, including its ability to design and produce new products and services, deliver enhancements to its existing products and services, accurately predict and anticipate evolving technology and respond to technological advances in its industry, and respond to its customers' shifting needs. While the Company anticipates that its research and development experience will allow it to explore additional business opportunities, there is no guarantee that those business opportunities will be realized. If the Company is unable to respond to technological changes, fails to or is delayed in developing products and services in a timely and cost-effective manner, the Company's products and services may become obsolete, which would negatively impact potential sales, profitability and the continued viability of the business.

Since developing new products and services in the alternative energy sector is very expensive, the Company may encounter delays when developing new technology solutions and services, and the investment in technology development may involve a long payback cycle. The Company's future plans include significant investment in technology solutions, research and development and related product opportunities. The failure to properly manage the expanding offering of products and services as well as the failure to develop and successfully market new products and services at favorable margins could have an adverse effect on the Company's business.

The reliability of the Company's technology will be critical to the success of the Company

The Company's reputation and ability to attract, retain and serve its customers are also dependent upon the reliable performance of its technology, products and services. The Company's technology is new, and as such it has no history on which the Company to build or rely. The Company may experience interruptions, outages and other performance problems related to its technology, products or services. Such disruptions may be due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints and inadequate design. A future rapid expansion of the Company's business could increase the risk of such disruptions. In some instances, the Company may not be able to identify the cause or causes of these performance problems within an acceptable period of time. Any errors, defects or security vulnerabilities discovered in the Company's offerings could result in loss of revenue or delay in revenue recognition, loss of customers and increased service and warranty cost, any of which could adversely affect the business, results of operations and financial condition of the Company.

If the Company is unable to protect its intellectual property rights, the Company's competitive position could be harmed, or the Company could be required to incur significant expenses to enforce its rights

The Company's ability to protect its intellectual property affects the success of the Company's business. The Company relies on trade secret, patent, copyright and trademark laws and confidentiality agreements with employees and third parties, all of which offer only limited protection. The steps the Company has taken to protect its proprietary rights may not be adequate to preclude misappropriation of the Company's proprietary information or infringement of its intellectual property rights, and the Company's ability to police such misappropriation or infringement is uncertain. The intellectual property rights granted to the Company, if any, may not provide it with proprietary protection or competitive advantages, and, as with any technology, competitors may be able to develop similar or superior technologies to the Company, whether now or in the future. There is no guarantee that such parties will abide by the terms of such agreements or that the Company will be able to adequately enforce its rights.

Conflicts of interest

Certain directors and officers of the Company also serve, or may serve in the future, as directors and/or officers of other companies, or have significant shareholdings in other technology companies, and consequently conflicts of interest may arise between their duties as officers and directors of the Company and as officers and directors of such other companies. There can be no assurance such conflicts of interests will be resolved to the benefit of the Company. However, any decision made by any of these directors and officers involving the Company must be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of the Company and its shareholders. In addition, each of the directors is required to declare and refrain from voting on any matter in which these directors may have a conflict of interest in accordance with, and subject to such other procedures and remedies as applicable, under the BCBCA and other applicable laws.

PROPOSED TRANSACTIONS

There are currently no significant proposed transactions except as otherwise disclosed in this MD&A. Confidentiality agreements and non-binding agreements may be entered into from time to time, with independent entities to allow for discussions of the potential acquisition and/or development of potential business relationships.

APPROVAL

The Board of Directors oversees management's responsibility for financial reporting and internal control systems. The Board of Directors of the Company has approved the financial statements and the disclosure contained in this MD&A on September 11, 2024.

INTERNAL CONTROLS OVER FINANCING REPORTING

The Company's Chief Executive Officer and Chief Financial Officer, in accordance with National Instrument 52-109 ("NI 52-109"), have both certified that they have reviewed the financial report and this MD&A (the "Filings") and that, based on their knowledge having exercised reasonable diligence, (a) the Filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made with respect to the period covered by the filings; and (b) the financial report together with the other financial information included in the Filings fairly present in all material respects the financial condition, financial performance and cash flows of the issuer, as of the date of and for the periods presented in the Filings. The Company's internal controls over financial reporting ("ICFR") are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. The Company's management is responsible for establishing and maintaining adequate ICFR for the Company.

Management, including the CEO and CFO, does not expect that the Company's ICFR will prevent or detect all errors and all fraud or will be effective under all future conditions. A control system is subject to inherent limitations and even those systems determined to be effective can provide only reasonable, but not absolute, assurance that the control objectives will be met with respect to financial statement preparation and presentation.

CSA National Instrument 52-109 requires the CEO and CFO to certify that they are responsible for establishing and maintaining ICFR for the Company and that those internal controls have been designed and are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS. The CEO and CFO are also responsible for disclosing any changes to the Company's internal controls during the most recent period that have materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

OTHER REQUIREMENTS

Additional disclosure of the Company's material change reports, news releases and other information can be obtained on SEDARPLUS at www.sedarplus.com.